Exhibit 4.8

THIS WARRANT AND ANY SHARES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE SUCH A REGISTRATION IS IN EFFECT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT.

INFORMATION SERVICES GROUP, INC.

COMMON STOCK PURCHASE WARRANT

No. 1	November 16, 2007

Information Services Group, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that
MCP-TPI HOLDINGS, LLC, a Texas limited liability company, or registered assigns, is entitled to purchase from the Company 5,000,000 duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company at the purchase price per share of $9.18 (the “Initial Warrant Price”; as adjusted from time to time pursuant to the terms hereof, the “Warrant Price”), at any time or from time to time during the period (the “Exercise Period”) after 5:00 P.M., Eastern Time, on November 14, 2008 and prior to 5:00 P.M., Eastern Time, on November 14, 2012 (the “Expiration Date”), all subject to the terms, conditions and adjustments set forth below in this Warrant.

Certain capitalized terms used in this Warrant are defined in Section 8 hereof.

1.             EXERCISE OF WARRANT.

1.1.          Manner of Exercise; Payment. This Warrant may be exercised by the holder hereof, in whole or in part, during normal business hours on any Business Day during the Exercise Period, by surrender of this Warrant to the Company at its office maintained pursuant to Section 7.2(a) hereof, accompanied by a notice of exercise in substantially the form attached to this Warrant (or a reasonable facsimile thereof) duly executed by such holder and accompanied by payment, in cash or by check payable to the order of the Company (or by any combination of such methods), in the amount obtained by multiplying (a) the number of shares of Common Stock designated in such notice by (b) the Warrant Price, and such holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock determined as provided in Section 2 hereof. Notwithstanding the foregoing, this Warrant may be converted, in whole or in part, by the holder hereof into shares of Common Stock, during normal business hours on any Business Day during the Exercise Period, by surrender of this Warrant to the Company at its office maintained pursuant to Section 7.2(a) hereof, accompanied by a conversion notice in the form attached to this Warrant (or a reasonable facsimile thereof) duly executed by such holder, and thereupon such holder shall be entitled to receive that number of duly authorized, validly issued, fully paid and nonassessable shares of Common

Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the surrendered Warrant designated in such conversion notice, multiplied by the difference between the Fair Market Value and the Warrant Price by (y) the Fair Market Value. “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the 10 consecutive trading days ending on the 3rd trading day prior to the date on which the notice of exercise is sent to the Company. For all purposes of this Warrant (other than this Section 1.1), any reference herein to the exercise of this Warrant shall be deemed to include a reference to the conversion of this Warrant into Common Stock in accordance with the terms of this Section 1.1.

1.2.          When Exercise Effective, etc.. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant shall have been surrendered to the Company as provided in Section 1.1 hereof, and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such exercise as provided in Section 1.3 hereof shall be deemed to have become the holder or holders of record thereof. This Warrant shall be exercisable only for lots of 100 shares of Common Stock or integral multiples thereof if less than all of the Warrants held by the registered holder are being exercised. No fractional shares of Common Stock shall be issued upon exercise of this Warrant; instead, the Company shall round the results of an exercise up to the next full share of Common Stock.

1.3.          Delivery of Stock Certificates, etc. As soon as practicable after each exercise of this Warrant, in whole or in part, and in any event within five Business Days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the holder hereof or, subject to Section 4 hereof, as such holder (upon payment by such holder of any applicable transfer taxes) may direct:

(a)        a certificate or certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock to which such holder shall be entitled upon such exercise; and

(b)       in case such exercise is in part only, a new Warrant or Warrants of like tenor, dated the date hereof and calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal (without giving effect to any adjustment thereof) to the number of such shares called for on the face of this Warrant minus the number of shares of Common Stock (without giving effect to any adjustment thereof) subject to such exercise pursuant to Section 1.1 hereof.

2.                ADJUSTMENTS.

2.1        Dividends and Distributions

2.1.1            Stock Dividends — Split-Ups. If after the date hereof, and subject to the provisions of Section 2.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

2.1.2                Extraordinary Dividend. If the Company, at any time while this Warrant is outstanding and unexpired, shall pay a dividend in cash or securities to the holders of the Common Stock (or shares of the Company’s capital stock into which this Warrant is convertible), then upon the exercise of this Warrant, the registered holder shall be entitled to a proportionate share of any such dividend as if the shares of Common Stock purchased upon exercise hereof by such registered holder had been purchased and outstanding on the record date fixed for the determination of the holders of the Common Stock entitled to receive such dividend.

2.2        Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 2.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

2.3        Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of this Warrant is adjusted, as provided in Section 2.1.1 and 2.2 above, the Warrant Price shall be adjusted (to the nearest 0.001 of a cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of this Warrant immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

2.4        Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 2.1 or 2.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any de-listing, reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance, whether directly or indirectly, or whether in a single transaction or series of related transactions, to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, the holder of this Warrant shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or sale or transfer, that the holder of this Warrant would have received if such holder had exercised this Warrant immediately prior to such event; and if any reclassification, reorganization, merger or consolidation also results in a change in shares of Common Stock covered by Section 2.1 or 2.2, then such adjustment shall be made pursuant to Sections 2.1, 2.2, 2.3 and this Section 2.4. The provisions of this Section 2.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

2.5        Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of this Warrant, the Company shall promptly give written notice thereof to the registered holder of this Warrant, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 2.1, 2.2, 2.3 or 2.4, then, in any such event, the Company shall promptly give written notice to the registered holder of this Warrant, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

2.6        No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of this Warrant. If, by reason of any adjustment made pursuant to this Section 2, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the next whole number the number of the shares of Common Stock to be issued to the Warrant holder.

2.7        Form of Warrant. The form of this Warrant need not be changed because of any adjustment pursuant to this Section 2, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is originally stated herein. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof in any respect whatsoever, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

3.     LISTING OF COMMON STOCK. At any such time as the Common Stock is listed on any national securities exchange, the Company will, at its expense, obtain promptly and maintain the approval for listing on each such exchange, upon official notice of issuance, the shares of Common Stock issuable upon exercise of the then outstanding Warrants and maintain the listing of such shares after their issuance.

4.             RESTRICTIONS ON TRANSFER.

4.1.          General. The holder of this Warrant, by acceptance hereof, represents and acknowledges that this Warrant and the shares of Common Stock which may be purchased upon exercise of this Warrant are not registered under the Securities Act, that the issuance of this Warrant is being made in reliance on the exemption from registration under Section 4(2) of the Securities Act as not involving any public offering and that the Company’s reliance on such exemption is predicated in part on the representations made by the initial holder of this Warrant to and with the Company that such holder (1) is acquiring this Warrant for investment for its own account, with no present intention of reselling or otherwise distributing the same, (2) is an “accredited investor” as defined in Regulation D under the

Securities Act, and (3) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investments made or to be made in connection with the acquisition and exercise of this Warrant. Except as otherwise permitted by this Section 4, each certificate for Common Stock issued upon the exercise of this Warrant, each certificate issued upon the direct or indirect transfer of any such Common Stock, and each Warrant issued upon direct or indirect transfer or in substitution for any Warrant pursuant to Section 7 hereof shall be transferable only upon satisfaction of the conditions specified in this Section 4.

4.2.          Notice of Proposed Transfer; Opinion of Counsel. Prior to any transfer of any Restricted Securities which are not registered under an effective registration statement under the Securities Act, the holder thereof will give written notice to the Company of such holder’s intention to effect such transfer and to comply in all other respects with this Section 4.2. Each such notice (a) shall describe the manner and circumstances of the proposed transfer, and (b) shall designate counsel for the holder giving such notice. The holder giving such notice will submit a copy thereof to the counsel designated in such notice. The following provisions shall then apply:

(i)    If in the opinion of such counsel the proposed transfer may be effected without registration of such Restricted Securities under the Securities Act, such holder shall thereupon be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by such holder to the Company. Each certificate representing such Restricted Securities issued upon or in connection with such transfer shall bear the restrictive legends required by Section 4.1 hereof, unless the related restrictions on transfer shall have ceased and terminated as to such Restricted Securities pursuant to Section 4.3 hereof.

(ii)   If in the opinion of such counsel the proposed transfer may not legally be effected without registration of such Restricted Securities under the Securities Act (such opinion to state the basis of the legal conclusions reached therein), thereafter such holder shall not be entitled to transfer such Restricted Securities until either (x) receipt by the Company of a further notice from such holder pursuant to the foregoing provisions of this Section 4.2 and fulfillment of the provisions of clause (i) above or (y) such Restricted Securities have been effectively registered under the Securities Act.

It is hereby understood that the Company has no obligation to register under the Securities Act the Warrants or the Common Stock issuable hereunder.

Notwithstanding any other provision of this Section 4, no opinion of counsel shall be necessary for a transfer of Restricted Securities by the holder thereof to a subsidiary or other affiliate of such holder, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original holder of this Warrant.

4.3.          Termination of Restrictions. The restrictions imposed by this Section 4 upon the transferability of Restricted Securities shall cease and terminate as to any particular Restricted Securities (a) when such Restricted Securities shall have been effectively registered under the Securities Act or transferred pursuant to Rule 144, or (b) when, in the opinion of counsel for the holder thereof, such restrictions are no longer required in order to insure compliance with the Securities Act. Wherever (x) such requirement shall cease and terminate as to any Restricted Securities or (y) such Restricted Securities shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing any legend as to the Securities Act.

5.     AVAILABILITY OF INFORMATION. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act, the Company will comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act and will comply with all other public information reporting requirements of the Commission (including Rule 144 promulgated by the Commission under the Securities Act) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of any Restricted Securities. The Company will also cooperate with each holder of any Restricted Securities in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Restricted Securities. The Company will furnish to each holder of any Warrants, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its stockholders, and copies of all regular and periodic reports and all registration statements and prospectuses filed by the Company with any securities exchange or with the Commission.

6.     RESERVATION OF STOCK, ETC. The Company will at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrants, the number of shares of Common Stock from time to time issuable upon exercise of all Warrants at the time outstanding. All shares of Common Stock issuable upon exercise of any Warrants shall be duly authorized and, when issued upon such exercise, shall be validly issued and, in the case of shares, fully paid and nonassessable with no liability on the part of the holders thereof.

7.     OWNERSHIP, TRANSFER AND SUBSTITUTION OF WARRANTS.

7.1.          Ownership of Warrants. The Company may treat the person in whose name any Warrant is registered on the register kept at the office of the Company maintained pursuant to Section 7.2(a) hereof as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, except that, if and when any Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of such Warrant for all purposes, notwithstanding any notice to the contrary. Subject to Section 4 hereof, a Warrant, if properly assigned, may be exercised by a new holder without a new Warrant first having been issued.

7.2.          Office; Transfer and Exchange of Warrants.

(a)           The Company will maintain an office (which may be an agency maintained at a bank) where notices, presentations and demands in respect of this Warrant may be made upon it. Such office shall be maintained at Four Stamford Plaza, 107 Elm

Street, Stamford, CT 06902, until such time as the Company shall notify the holders of the Warrants of any change of location of such office.

(b)           The Company shall cause to be kept at its office maintained pursuant to Section 7.2(a) hereof a register for the registration and transfer of Warrants. The names and addresses of holders of Warrants, the transfers thereof and the names and addresses of transferees of Warrants shall be registered in such register. The Person in whose name any Warrant shall be so registered shall be deemed and treated as the owner and holder thereof for all purposes of this Warrant, and the Company shall not be affected by any notice or knowledge to the contrary.

(c)           Upon the surrender of any Warrant, properly endorsed, for registration of transfer or for exchange at the office of the Company maintained pursuant to Section 7.2(a) hereof, the Company at its expense will (subject to compliance with Section 4 hereof, if applicable) execute and deliver to or upon the order of the holder thereof a new Warrant or Warrants of like tenor, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

7.3.          Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such Warrant for cancellation at the office of the Company maintained pursuant to Section 7.2(a) hereof, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor and dated the date hereof.

8.             DEFINITIONS. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

Business Day:  Any day other than a Saturday or a Sunday or a day on which commercial banking institutions in New York, New York are authorized by law to be closed. Any reference to “days” (unless Business Days are specified) shall mean calendar days.

Commission:  The Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

Exchange Act:  The Securities Exchange Act of 1934, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

Person:  A corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

Restricted Securities:  All of the following:  (a) this Warrant, (b) any shares of Common Stock which have been issued upon the exercise of this Warrant and which are subject to the restrictions described in Section 4 hereof, and (c) unless the context otherwise requires, any shares of Common Stock which are at the time issuable upon the exercise of this Warrant and which, when so issued, will be subject to the restrictions described in Section 4 hereof.

Rule 144:  Rule 144 under the Securities Act (or any successor Rule).

Securities Act:  The Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

9.     REMEDIES. The Company and the holder hereof stipulate that the remedies at law of each party hereto in the event of any default or threatened default by the other party in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

10.   NO RIGHTS OR LIABILITIES AS STOCKHOLDER. Nothing contained in this Warrant shall be construed as conferring upon the holder hereof any rights as a stockholder of the Company or as imposing any obligation on such holder to purchase any securities or as imposing any liabilities on such holder as a stockholder of the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company. Nothing contained in this Warrant shall be construed to give any Person other than the Company and the registered holder hereof (and its registered assigns) any legal or equitable right, remedy or claim under this Warrant, and this Warrant shall be for the sole and exclusive benefit of the Company and such registered holder (and its registered assigns).

11.   NOTICES. Any notice or other communication in connection with this Warrant shall be deemed to be delivered if in writing (or in the form of a telex or telecopy) addressed as hereinafter provided and if either (x) actually delivered at said address (evidenced in the case of a telex by receipt of the correct answerback) or (y) in the case of a letter, three Business Days shall have elapsed after the same shall have been deposited in the United States mails, postage prepaid and registered or certified:  (a) if to any holder of any Warrant, at the registered address of such holder as set forth in the register kept at the office of the Company maintained pursuant to Section 7.2(a) hereof; or (b) if to the Company, to the attention of its General Counsel at its office maintained pursuant to Section 7.2(a) hereof; provided, however, that the exercise of any Warrant shall be effective in the manner provided in Section 1 hereof.

12.   CERTAIN COMPANY ACTIONS. The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the generality of the foregoing, the Company will not permit the par value of any shares of stock receivable upon the exercise of this Warrant to exceed the amount payable therefor upon such exercise.

13.   NOTICES OF CORPORATE ACTION. In the event of:

(a)           any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or

(b)           any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger involving the Company and any other Person or any transfer of all or substantially all the assets of the Company to any other Person, or

(c)           any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail to the holder of this Warrant a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up and a description in reasonable detail of the transaction. Such notice shall be mailed at least 10 days prior to the date therein specified.

14.   MISCELLANEOUS. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of New York. The section headings in this Warrant are for purposes of convenience only and shall not constitute a part hereof.

[Signature page follows].

INFORMATION SERVICES GROUP, INC.

By:	/s/ Earl H. Doppelt
Name: Earl H. Doppelt
Title: Executive Vice President

MCP-TPI HOLDINGS, LLC

By:	/s/ Mark Thomas
Name: Mark Thomas
Title: Managing Director

Common Stock Purchase Warrant
Signature Page